As filed with the Securities and Exchange Commission on March 1, 2019
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CVS HEALTH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	05-0494040
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One CVS Drive
Woonsocket, RI 02895
(401) 765-1500
(Address including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Aetna 401(k) Plan
(Full title of the plan)

Eva C. Boratto
Executive Vice President and Chief Financial Officer
CVS Health Corporation
One CVS Drive
Woonsocket, RI 02895
(401) 765-1500
(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Doreen E. Lilienfeld, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
(212) 848-7171

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)(3)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price (4)	Amount of registration fee
Common Stock, par value $0.01 per share, each to be issued under the Aetna 401(k) Plan	20,000,000	$59.48	$1,189,600,000	$144,179.52
_______________________

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)	This Registration Statement on Form S-8 relates to shares of common stock, par value $0.01 per share (“Common Stock”), of CVS Health Corporation (the “Company” or the “Registrant”).
(3)
Pursuant to Rule 416(a) under the Securities Act, this registration statement covers an indeterminate number of additional shares of Common Stock with respect to the shares registered hereunder in the event of a stock dividend, stock split, or other similar transaction.

(4)
Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a share of Common Stock on the New York Stock Exchange on February 27, 2019.

PART I

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by CVS Health Corporation (the “Company” or the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”) are incorporated herein by reference:

  (a) The Company’s Annual Report on Form 10-K (Registration No. 001-01011) for the fiscal year ended December 31, 2018, filed with the Commission on February 28, 2019, and any amendment thereto;

  (b) All other reports filed pursuant to Section 13(a) and 15(d) of the 1934 Act by the Company since the end of the fiscal year covered by the annual report referred to in (a) above; provided, however, that the foregoing shall not include the incorporation by reference of any information furnished pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K; and

  (c) The description of the Company’s capital stock contained in the Company’s Registration Statement on Form S-4 (No. 333-222412), filed with the Commission on January 4, 2018, including any amendments or supplements thereto, including Amendment No. 1 filed on January 26, 2018, Amendment No. 2 filed on February 5, 2018 and Amendment No. 3 filed on February 9, 2018.

In addition, all documents subsequently filed by the Company or the Aetna 401(k) Plan (the “Plan”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.  The Company’s Restated Certificate of Incorporation (the “Company Charter”) limits the personal liability of a director to the Company and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by law.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant.  The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Company in advance of the final disposition of such action, suit or proceeding upon receipt by the Company of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Company.  The Company Charter provides for indemnification of directors and officers of the Company against liability they may incur in their capacities as such to the fullest extent permitted under the DGCL.

The directors and officers of the Company are insured under a policy of directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

EXHIBIT INDEX

The following is a complete list of exhibits filed as part of this Registration Statement:

Exhibit Number
3.1
Restated Certificate of Incorporation of CVS Health Corporation (incorporated by reference to Exhibit 3.1C to CVS Health Corporation’s Current Report on Form 8-K filed on June 5, 2018; Commission File No. 001-01011).

3.2
By-laws of CVS Health Corporation, as amended and restated (incorporated by reference to Exhibit 3.2 to CVS Health Corporation’s Current Report on Form 8-K filed on June 5, 2018; Commission File No. 001-01011).

23.1*	Consent of Ernst & Young LLP.

24*	Power of Attorney.

*	Filed herewith.

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woonsocket, State of Rhode Island, on the 1st day of March, 2019.

CVS Health Corporation

By:	/s/ Eva C. Boratto
Name:	Eva C. Boratto
Title:	Executive Vice President and Chief Financial Officer

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woonsocket, State of Rhode Island, on the 1st day of March, 2019.

Aetna 401(k) Plan

By:	/s/ Candace P. Jodice
Name:	Candace P. Jodice
Title:	Vice President, Employee Benefits

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: March 1, 2019	*
Fernando Aguirre Director
Date: March 1, 2019	*
Mark T. Bertolini Director
Date: March 1, 2019	*
Eva C. Boratto Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Date: March 1, 2019	*
Richard M. Bracken Director
Date: March 1, 2019	*
C. David Brown II Director
Date: March 1, 2019	*
James D. Clark Senior Vice President – Controller and Chief Accounting Officer (Principal Accounting Officer)

Date: March 1, 2019	*
Alecia A. DeCoudreaux Director

Date: March 1, 2019	*
Nancy-Ann M. DeParle Director
Date: March 1, 2019	*
David W. Dorman Chair of the Board and Director
Date: March 1, 2019	*
Roger N. Farah Director
Date: March 1, 2019	*
Anne M. Finucane Director
Date: March 1, 2019	*
Edward J. Ludwig Director
Date: March 1, 2019	*
Larry J. Merlo President, Chief Executive Officer and Director (Principal Executive Officer)
Date: March 1, 2019	*
Jean-Pierre Millon Director
Date: March 1, 2019	*
Mary L. Schapiro Director
Date: March 1, 2019	*
Richard J. Swift Director
Date: March 1, 2019	*
William C. Weldon Director
Date: March 1, 2019	*
Tony L. White Director

* This Registration Statement has been signed on behalf of the above officers and directors by Colleen M. McIntosh, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24 to this Registration Statement.

DATED: March 1, 2019

/s/ Colleen M. McIntosh
By: Colleen M. McIntosh
Title: Attorney-in-Fact